Leader Funds Trust  485BPOS

Exhibit 99(d)(2)

LEADER FUNDS TRUST

INVESTMENT ADVISORY AGREEMENT

AMENDED APPENDIX A

FUNDS OF THE TRUST AS OF APRIL 10, 2023

NAME OF FUND	ANNUAL ADVISORY FEE AS A% OF AVERAGE NET ASSETS OF THE FUND
Leader Capital High Quality Income Fund	0.65%

Leader Capital Short Term High Yield Bond Fund	0.75%

IN WITNESS WHEREOF, the parties have caused this Amended Appendix A to the Investment Advisory Agreement dated July 15, 2019 to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

LEADER FUNDS TRUST

By:
Name: John Lekas
Title: President

LEADER CAPITAL CORP.

By:
Name: John Lekas
Title: CEO

Doc ID: ec3516ebf28cdfa677b96c82533c0869052d9534

Audit trail

Title	Leader - Amended Appendix A to Investment Advisory Agreement...

File name	Leader%20-%20Amen...%202023-04-10.pdf

Document ID	ec3516ebf28cdfa677b96c82533c0869052d9534

Audit trail date format	MM/ DD/ YYYY

Status	• Signed

This document was requested from app.clio.com

Document History

SENT	04/10/2023 18:21:18 UTC	Sent for signature to John Lekas Uohn@leadercapital.com) from christy@fintechlegal.io IP: 150.252.242.4

VIEWED	04/10/2023 18:25:35 UTC	Viewed by John Lekas Uohn@leadercapital.com) IP: 96.65.221.243

SIGNED	04/10/2023 18:26:14 UTC	Signed by John Lekas Uohn@leadercapital.com) IP: 96.65.221.243

COMPLETED	04/10/2023 18:26:14 UTC	The document has been completed.

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